Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT to the Employment Agreement (this “Amended Employment Agreement”) is entered into effective as of the 1st day of June, 2017 by and between Liberty Tax, Inc., a Delaware corporation (the “Holding Company”), JTH Tax, Inc., a Delaware corporation (“JTH Tax”) and subsidiary of the Holding Company and Vanessa M. Szajnoga (“Executive”). Liberty Tax, Inc., together with its subsidiaries (including JTH Tax), shall be referred to in this Agreement as the "Company."

WITNESSETH:

WHEREAS, the Executive is currently employed by the Company;

WHEREAS, the Company desires to continue to employ and secure the services of Executive on the terms and conditions set forth in this Amended Employment Agreement;

WHEREAS, the Executive and the Company are currently parties to an Employment Agreement dated November 24, 2015 (“Employment Agreement”), and both parties desire to amend the Employment Agreement as described herein.

Now, therefore, in consideration of the mutual covenants and agreement herein, the parties hereto agree as follows:

1.	Section 4 shall be deleted and replaced in its entirety with the following:

“The Company has established an annual incentive bonus program (the “Bonus”). For the duration of this Agreement beginning with the fiscal year beginning May 1, 2017, the Executive will be eligible for the Bonus, payable as and when Bonuses payable to other executive officers of the Company are paid. The amount available to be paid to Executive, and the time and form of payment of bonuses, will be determined and approved by the Compensation Committee of the Board. For all fiscal years, Executive shall be eligible for a Bonus, the maximum amount of the Bonus shall be equal to thirty-five percent (35%) of the Base Salary paid to Executive as of the last day of each fiscal year, and Executive’s eligibility for the Bonus shall be determined on a basis consistent with the executive officers of the Company (as defined under the Securities Exchange Act of 1934).”

2.	Section 7 (d)(i)(D) shall be deleted and replaced in its entirety with the following:

“(D)    to the extent any incentive stock awards, such as stock options, stock appreciation rights, restricted stock, dividend equivalent rights, or any other form of incentive stock compensation granted Executive shall have not vested they shall immediately become fully (100%) vested and exercisable and shall be paid in accordance with their terms. If the Executive’s employment is terminated as a result of Executive’s Employment–Related Death or Disability, they shall immediately become (100%) vested and exercisable and shall be paid in accordance with their terms.”

Except as modified above, the terms of the Employment Agreement remain in full force and effect. This Amended Employment Agreement shall not be modified except in writing signed by the parties.

IN WITNESS WHEREOF, the Holding Company and JTH Tax have duly executed this Agreement by their authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

JTH TAX, INC.

By:	/s/ John T. Hewitt
Its: President and Chief Executive Officer

LIBERTY TAX, INC.

By:	/s/ John T. Hewitt
Its:	President and Chief Executive Officer

EXECUTIVE:

/s/ Vanessa M. Szajnoga